UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 27, 2012

DFC Global Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50866	23-2636866
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania		19312
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-296-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On April 30, 2012, DFC Global Corp. (the "Company") announced its financial results for the three and nine months ended March 31, 2012 and certain other information. A copy of the press release announcing these financial results and certain other information is attached hereto as Exhibit 99.1. The information in Item 2.02 and Exhibit 99.1 to this Current Report on Form 8-K is furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, the information in Item 2.02 and Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended. The disclosure in Item 2.02 and Exhibit 99.1 to this Form 8-K of any financial information shall not constitute an admission that such information is material.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Dollar Financial U.K. Limited ("DFUK"), a wholly-owned subsidiary of the Company, has entered into cross-currency interest rate swap transactions in order to mitigate its exposure to fluctuations in the currency of an intercompany borrowing from the Company denominated in US Dollars relative to DFUK’s functional currency of Great Britain Pounds Sterling ("GBP"). The intercompany borrowing by DFUK from the Company arose in connection with the Company’s April 2012 offering of $230 million of its 3.25% senior convertible notes due 2017. The swap transactions have an effective date of April 20, 2012 and a termination date of April 12, 2017. On the effective date, DFUK paid to the counterparties an aggregate of $200 million and received a payment of GBP125.4 million from the counterparties. Under the terms of the swap transactions, DFUK is required to make semi-annual payments to the counterparties at a weighted average fixed rate of 10.057% per annum calculated on an aggregate notional amount of GBP125.4 million, and the counterparties are required to make semi-annual payments to DFUK at a fixed rate of 9.00% per annum on an aggregate notional amount of $200 million. On the termination date, DFUK is obligated to pay to the counterparties an aggregate of GBP125.4 million and the counterparties are required to pay $200 million to DFUK. In the event of early termination, an early termination payment will be required to be paid.

National Money Mart Company ("NMM"), a wholly-owned subsidiary of the Company, has entered into separate cross-currency interest rate swap transactions in order to mitigate NMM’s exposure to fluctuations in the currency of its $600 million of 10 3/8% Senior Notes due 2016, which are denominated in US Dollars, relative to NMM’s functional currency of Canadian Dollars ("CAD"). These swap transactions replace swap instruments previously in effect (as discussed in the next paragraph) in order to eliminate the non-cash mark-to-market volatility related to those prior swap instruments that had historically been impacting the Company’s income statement. The new swap transactions have an effective date of April 27, 2012 and a termination date of December 15, 2016. There was no initial exchange of principal in connection with these new swap transactions. Under the terms of these new swap transactions, NMM is required to make semi-annual payments to the counterparties at a weighted average fixed rate of approximately 12.444% per annum calculated on an aggregate notional amount of CAD592.2 million, and the counterparties are required to make semi-annual payments to NMM at a fixed rate of 10.375% per annum on an aggregate notional amount of $600 million. On the termination date, NMM is obligated to pay to the counterparties an aggregate of CAD592.2 million, and the counterparties are required to pay $600 million to NMM. In the event of early termination, an early termination payment will be required to be paid.

Effective April 27, 2012, NMM terminated the ineffective cross-currency interest rate swaps that it had entered into in December 2006 and paid aggregate early termination payments of approximately $55.7 million to the counterparties. These 2006 swaps had become ineffective when the bank debt they were purchased to hedge was paid off with a portion of the proceeds of the 10 3/8% Senior Notes due 2016 issued by NMM in December 2009.

Item 5.05 Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Effective April 27, 2012, the Company’s Code of Business Conduct and Ethics (the "Code") was amended to conform to best practices and to amplify certain existing provisions with respect to foreign operations, privacy and data protection, and the prohibition of bribery and other corrupt activities. The Code applies to all directors, officers and employees of the Company and its subsidiaries, including the Company’s principal executive officer, principal financial officer, principal operating officer, principal accounting officer or controller or persons performing similar functions.

The amended Code is publicly available on our website at http://www.dfcglobalcorp.com/ethics.asp.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release issued by DFC Global Corp. on April 30, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DFC Global Corp.

April 30, 2012	By:	/s/ William M. Athas

Name: William M. Athas
Title: Senior Vice President of Finance and Corporate Controller

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Exhibit Index

Exhibit No.	Description

99.1	Press Release Dated April 30, 2012.